Exhibit 99.1

OSI Systems Reports Third Quarter Fiscal 2010 Financial Results

  Q3 FY 2010 Earnings Per Share
    GAAP of $0.33 (120% increase over prior year)
    Non-GAAP: $0.36 (50% increase over prior year)
  Security division reports sales growth of 23%
  Fiscal 2010 earnings guidance increased to $1.30 - $1.36 per share (43% - 50% growth)
  Q4 FY 2010 revenue guidance of 10% - 20% growth

HAWTHORNE, Calif.--(BUSINESS WIRE)--April 26, 2010--OSI Systems, Inc. (NASDAQ:OSIS), a vertically integrated provider of solutions in Security, Healthcare, and specialized electronics, today announced financial results for the third quarter ended March 31, 2010.

Deepak Chopra, OSI Systems’ Chairman and CEO, stated, “We are very pleased with the strong quarterly earnings and cash flow in the face of a challenging economic environment. We are positioned very well for expanded earnings as sales growth accelerates.”

The Company reported revenues of $145.4 million for the third quarter of fiscal 2010, an increase of 1% as compared to the same period a year ago. Net income for the third quarter of fiscal 2010 was $6.1 million, or $0.33 per diluted share, compared to net income of $2.6 million, or $0.15 per diluted share, for the third quarter of fiscal 2009.

For the nine months ended March 31, 2010, the Company reported revenues of $429.8 million, a decrease of 5% as compared to the same period a year ago. Net income for the nine months ended March 31, 2010 was $15.6 million, or $0.85 per diluted share, compared to net income of $6.9 million, or $0.39 per diluted share, for the nine months ended March 31, 2009.

Excluding the impact of restructuring and other charges, net income for the third quarter of fiscal 2010 would have been approximately $6.8 million or $0.36 per diluted share compared to a net income of $4.2 million or $0.24 per diluted share for the third quarter of fiscal 2009 and net income for the nine months of fiscal 2010 would have been approximately $16.7 million or $0.91 per diluted share compared to a net income of $10.8 million or $0.61 per diluted share for the nine months of fiscal 2009. These non-GAAP figures are provided to allow for the comparison of underlying earnings, net of restructuring and other charges, thus providing additional insight into the on-going operations of the Company.

As of March 31, 2010, the Company’s backlog was $230 million compared to $203 million as of June 30, 2009, an increase of 13%. During the three and nine months ended March 31, 2010, the Company generated cash flow from operations of $16 million and $40 million, respectively.

Mr. Chopra continued, "Our Security division experienced an excellent third quarter and is poised for continued sales and operating profit growth. As sales increased 23% in the quarter coupled with efficiency improvement initiatives, we reported a 10.2% operating margin which led to an operating profit increase of 119% over fiscal 2009.”

Mr. Chopra concluded, “Macroeconomic factors have continued to result in a challenging environment for our Healthcare division. In what is historically a seasonally soft quarter for our healthcare business, we managed to generate reasonable profit and strong cash flow. The substantial improvements to our cost structure that we have implemented have provided a much more efficient operating infrastructure, which is expected to result in significant operating margin leverage when our sales growth resumes.”

Fiscal Year 2010 Outlook

Subject to the risk factors detailed in the Safe Harbor section of this press release, the Company is raising its fiscal 2010 earnings guidance and expects earnings per diluted share to increase at a rate of 43% - 50% to between $1.30 to $1.36, excluding the impact of restructuring and other non-recurring charges. In addition, the Company is providing revenue guidance for the fourth quarter of fiscal 2010 of $153 million to $167 million, representing an increase from the prior year of 10% to 20%.

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 9:00am PT (12:00pm ET), today to discuss its results for the third quarter of fiscal 2010. To listen, please visit the investor relations section of OSI Systems website, http://investors.osi-systems.com/index.cfm and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the conclusion of the conference call at 12:00pm PT (3:00pm ET) until May 10, 2010. The replay can either be accessed through the Company’s website, www.osi-systems.com, or via telephonic replay by calling 1-888-286-8010 and entering the conference call identification number ‘79134342’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. It implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-E

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions about the future, including, the Company’s predictions about the cash generating potential of its businesses and future earnings. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that the Company will continue to generate cash, that strong sales by its Security division will continue to occur in the future, or that cost-cutting measures in its Healthcare division will ultimately prove beneficial. Other important factors are set forth in our Securities and Exchange Commission filings. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2009	2010	2009	2010
Revenue	$144,095	$145,401	$451,298	$429,783
Cost of goods sold	94,264	92,184	297,413	275,734
Gross profit	49,831	53,217	153,885	154,049

Operating expenses:
Selling, general and administrative	34,406	34,789	107,674	101,679
Research and development	8,572	9,129	27,454	27,471
Restructuring and other charges	2,401	946	6,000	1,553
Total operating expenses	45,379	44,864	141,128	130,703
Income from operations	4,452	8,353	12,757	23,346
Interest expense and other income, net	(583)	175	(2,341)	(1,214)
Income before income taxes	3,869	8,528	10,416	22,132
Income tax expense	1,296	2,416	3,549	6,558
Net income	$2,573	$6,112	$6,867	$15,574
Diluted income per share	$0.15	$0.33	$0.39	$0.85
Weighted average shares outstanding – diluted	17,396	18,772	17,624	18,219

Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 30,	March 31,
	2009	2010
Assets
Cash and cash equivalents	$25,172	$46,337
Accounts receivable, net	110,453	112,787
Inventories	150,763	122,804
Other current assets	36,855	45,907
Total current assets	323,243	327,835
Non-current assets	151,585	166,152
Total Assets	$474,828	$493,987
Liabilities and Stockholders' Equity
Bank lines of credit	$4,000	$--
Current portion of long-term debt	8,557	9,670
Accounts payable and accrued expenses	68,813	54,952
Other current liabilities	54,265	66,878
Total current liabilities	135,635	131,500
Long-term debt	39,803	28,392
Other long-term liabilities	23,390	28,930
Total liabilities	198,828	188,822
Total shareholders’ equity	276,000	305,165
Total Liabilities and Equity	$474,828	$493,987

Segment Information
(in thousands)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2009	2010	2009	2010
Revenues – by Segment Group:
Security Group	$56,495	$69,341	$182,247	$175,768
Healthcare Group	50,376	45,910	164,898	149,920
Optoelectronics and Manufacturing Group including intersegment revenues	48,811	38,177	138,438	127,631
Intersegment revenues elimination	(11,587)	(8,027)	(34,285)	(23,536)
Total	$144,095	$145,401	$451,298	$429,783

Operating income (loss) – by Segment Group:
Security Group	$3,248	$7,096	$11,142	$13,198
Healthcare Group	2,226	1,706	2,687	9,009
Optoelectronics and Manufacturing Group	4,185	1,504	11,243	8,222
Corporate	(4,952)	(2,390)	(11,849)	(8,359)
Eliminations	(255)	437	(466)	1,276
Total	$4,452	$8,353	$12,757	$23,346

Reconciliation of GAAP to Non-GAAP (in thousands, except earnings per share data) (Unaudited)

	For the Three Months Ended March 31,				For the Nine Months Ended March 31,
	2009		2010		2009		2010
	Net		Net		Net		Net
	income	EPS	income	EPS	income	EPS	income	EPS

GAAP basis	$2,573	$0.15	$6,112	$0.33	$6,867	$0.39	$15,574	$0.85

Restructuring and other charges, net of tax	1,597	0.09	678	0.03	3,956	0.22	1,093	0.06

Non-GAAP basis	$4,170	$0.24	$6,790	$0.36	$10,823	$0.61	$16,667	$0.91

CONTACT:
OSI Systems Inc.
Jeremy Norton
Vice President, Investor Relations
310-349 2372
jnorton@osi-systems.com